Exhibit 4.1

Description of Registrants’ Securities

Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

Blackstone Private Equity Strategies Fund L.P. (“BXPE U.S.”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class I (“Class I” or “Class I Units”), Class S (“Class S” or the “Class S Units”) and Class D (“Class D” or the “Class D Units”). Blackstone Private Equity Strategies Fund (TE) L.P. (together with its consolidated subsidiary, the “Feeder” and together with BXPE U.S., “BXPE” or the “Fund”) has three classes of securities registered under Section 12 of the Exchange Act: Class I, Class S and Class D Units. The term “Units” refers to limited partnership units of BXPE U.S. and the Feeder, as context requires. In this exhibit, the terms “we,” “us” or “our” collectively refer only to BXPE U.S. and the Feeder, not any of their subsidiaries.

The following description of our Units is a summary of the material terms and provisions that apply to our Units. The summary does not purport to be complete. The summary is subject to and qualified in its entirety by reference to BXPE U.S.’s third amended and restated limited partnership agreement (as may be further amended and restated from time to time, the “BXPE U.S. Partnership Agreement”) and the Feeder’s second amended and restated limited partnership agreement (as may be further amended and restated from time to time, the “Feeder Partnership Agreement”, and together with the BXPE U.S. Partnership Agreement, the “Partnership Agreements”), both of which are filed as exhibits to the Annual Reports on Form 10-K to which this exhibit relates and are incorporated by reference herein. We encourage you to carefully review the Partnership Agreements for additional information. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Reports on Form 10-K to which this Description of Securities is attached as an exhibit or as defined in the Partnership Agreements, as context requires.

General

There is currently no market for our Units, and we do not expect that a market for our Units will develop in the future. We do not intend for the Units to be listed on any national securities exchange. There are no outstanding options or warrants to purchase the Units. Under the terms of the Partnership Agreements, unitholders shall be entitled to the same limited liability extended to limited partners of limited partnerships formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. Seq (the “DRULPA”). Our Partnership Agreements provide that the exercise by any unitholder of any right conferred under the Partnership Agreements will not be construed to constitute participation by such unitholder in the control of the business of the Fund so as to make such unitholder liable as a general partner for the debts and obligations of the Fund for purposes of the DRULPA. To the fullest extent permitted by law, no unitholder owes any duty (fiduciary or otherwise) to the Fund or any other unitholder or the General Partner as a result of such unitholder’s status as a unitholder, other than to act in accordance with the implied contractual covenant of good faith and fair dealing (to the extent required by law); provided, that this in no way limits any express obligations of a unitholder provided for under the Partnership Agreements or in such Limited Partner’s Subscription Agreement.

Units

Unitholders are not entitled to nominate or vote in the election of the Fund’s directors and, as such, the Fund is not required to file proxy statements or information statements under Section 14 of the Exchange Act except in those limited circumstances where a vote of unitholders is required under the Partnership Agreements or Delaware law. Further, unitholders are not able to bring matters before meetings of unitholders or nominate directors at such meeting, nor are they generally able to submit unitholder proposals under Rule 14a-8 of the Exchange Act. Overall responsibility for the Fund’s oversight rests with Blackstone Private Equity Strategies Associates L.P. (the “General Partner”), subject to certain oversight rights held by each of the Feeder’s board of directors and BXPE U.S.’s board of directors (together with the Feeder’s board of directors, the “Boards of Directors” or “Boards”), as applicable and further described in the Annual Reports on Form 10-K to which this exhibit relates.

Certain financial intermediaries through which a unitholder was placed in the Fund may charge such unitholder upfront selling commissions, placement fees, subscription fees or other similar fees (“Subscription Fees”) on Units that are paid by the unitholder outside of its investment in the Fund and not reflected in the Fund’s net asset value (the “NAV”).

Class I Units

No Subscription Fees will be paid with respect to sales of Class I Units or issuances of any Class I Units pursuant to our distribution reinvestment plan. Further, no Servicing Fees (as defined below) are paid with respect to our outstanding Class I Units.

Class S Units

Each Class S Unit may be subject to a Subscription Fee of up to 3.5% of the NAV on Class S Units on the date of the purchase.

We pay Blackstone Securities Partners L.P. (the “Dealer Manager”) a servicing fee (“Servicing Fee”) with respect to our outstanding Class S Units equal to 0.85% per annum of the aggregate NAV of our outstanding Class S Units as of the last day of each month. The Dealer Manager anticipates that all or a portion of the Servicing Fee will be retained by, or reallowed (paid) to, participating brokers or other financial intermediaries. Any amounts allocated in accordance with the foregoing sentence will compensate such participating brokers or other financial intermediaries for reporting, administrative and other services provided to a unitholder by such participating brokers or other financial intermediaries, as applicable.

The Subscription Fees are not payable in respect of any Class S Units issued pursuant to our distribution reinvestment plan, but such Class S Units will be charged the Servicing Fee payable with respect to all our outstanding Class S Units.

Class D Units

Each Class D Unit may be subject to a Subscription Fee of up to 1.5% of the NAV on Class D Units on the date of the purchase.

We pay the Dealer Manager a Servicing Fee with respect to our outstanding Class D Units equal to 0.25% per annum of the aggregate NAV of our outstanding Class D Units as of the last day of each month. The Dealer Manager anticipates that all or a portion of the Servicing Fee will be retained by, or reallowed (paid) to, participating brokers or other financial intermediaries. Any amounts allocated in accordance with the foregoing sentence will compensate such participating brokers or other financial intermediaries for reporting, administrative and other services provided to a unitholder by such participating brokers or other financial intermediaries, as applicable.

The Subscription Fees are not payable in respect of any Class D Units issued pursuant to our distribution reinvestment plan, but such Class D Units will be charged the Servicing Fee payable with respect to all our outstanding Class D Units.

Distributions

While BXPE does not currently intend to declare distributions, it may determine to do so in the future at the discretion of the General Partner, considering factors such as earnings, cash flow, capital needs, taxes and general financial condition and the requirements of applicable law. As a result, BXPE’s distribution rates and payment frequency may vary from time to time.

Unitholders of record as of the record date will be eligible for distributions declared. The per Unit amount of distributions on BXPE U.S.’s Units and the Feeder’s Units may differ because of different class- or series-specific fees and expenses that are deducted from the gross distributions for each class or series of a class. In the event that BXPE makes a distribution, we have adopted an “opt out” distribution reinvestment plan for investors. As a result, in the event of a declared cash distribution (if any), each unitholder that has not “opted out” of the distribution reinvestment plan will have its distributions automatically reinvested in additional Units rather than receive cash distributions.

Transfers

Pursuant to the Partnership Agreements, unitholders may transfer part or all their Units, but must provide 60 calendar days’ written notice to the General Partner (or such reasonably shorter period as is agreed to by the General Partner). The General Partner may refuse such requested transfer for certain reasons, as further described in the Partnership Agreements.

Delaware Law and Certain Provisions of the Partnership Agreements

Organization and Duration

BXPE U.S. was formed on April 5, 2022 as a Delaware limited partnership. BXPE U.S. will remain in existence until terminated in accordance with the BXPE U.S. Partnership Agreement or pursuant to Delaware law. The BXPE U.S. Partnership Agreement provides that BXPE U.S. shall dissolve, and the winding up of its affairs shall commence, upon (a) a determination made by the General Partner at any time in its sole discretion that the dissolution and winding up of BXPE U.S. is in the best interests of BXPE U.S., (b) the complete withdrawal or assignment of all of the general partner interest held by the General Partner (other than in connection with a permitted assignment and substitution as described in the BXPE U.S. Partnership Agreement), or the bankruptcy or dissolution and commencement of winding up of the General Partner, unless the business of BXPE U.S. is continued without dissolution in accordance with the DRULPA, (c) at any time there are no Limited Partners of BXPE U.S., unless the business of BXPE U.S. is continued without dissolution in accordance with the DRULPA, (d) upon (i) certain cause events, including a finding by any court or governmental body of competent jurisdiction that the General Partner or the Investment Manager (as defined below) has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of BXPE U.S. or the ability of the General Partner or the Investment Manager to perform their respective duties under the terms of the BXPE U.S. Partnership Agreement or the Investment Management Agreement, as the case may be, and (ii) the consent by Limited Partners holding 75% of the total aggregate outstanding Units to dissolve BXPE U.S., or (e) the entry of a decree of judicial dissolution of BXPE U.S. pursuant to Section 17-802 of the DRULPA.

The Feeder was formed on May 25, 2022 as a Delaware limited partnership. The Feeder will remain in existence until terminated in accordance with the Feeder Partnership Agreement or pursuant to Delaware law. The Feeder Partnership Agreement provides that the Feeder shall dissolve, and the winding up of its affairs shall commence, upon (a) a determination made by the General Partner at any time in its sole discretion that the dissolution and winding up of the Feeder is in the best interests of the Feeder, (b) the complete withdrawal or assignment of all of the interest in the Feeder held by the General Partner (other than in connection with a permitted assignment and substitution as set forth in the Feeder Partnership Agreement), or the bankruptcy or dissolution and commencement of winding up of the General Partner, unless the business of the Feeder is continued without dissolution in accordance with the DRULPA, (c) at any time there are no Limited Partners of the Feeder, unless the business of the Feeder is continued without dissolution in accordance with the DRULPA, (d) the removal of the General Partner as general partner of BXPE U.S. pursuant to the BXPE U.S. Partnership Agreement, (e) the dissolution of BXPE U.S. or (f) the entry of a decree of judicial dissolution of the Feeder pursuant to Section 17-802 of the DRULPA. If certain cause events (as described in the BXPE U.S. Partnership Agreement) occur with respect to BXPE U.S., the General Partner shall provide consent at the instruction of each Limited Partner as if each Limited Partner were a direct limited partner of BXPE U.S.

Purpose

Under the BXPE U.S. Partnership Agreement, the principal purpose of BXPE U.S. is to seek to invest in privately negotiated equity investments and other Investments in accordance with the investment objectives and policies of BXPE U.S. as in effect from time to time, as described elsewhere in the Annual Reports on Form 10-K to which this exhibit relates and the BXPE U.S. Partnership Agreement, and to engage in any other lawful activity as the General Partner, as general partner of BXPE U.S., may from time to time determine and to do all things incidental or ancillary thereto.

Under the Feeder Partnership Agreement, the principal purpose of the Feeder is to hold the Underlying Interests and indirectly subscribe to BXPE U.S. through one or more Intermediate Entities in accordance with the terms set forth in the Feeder Partnership Agreement and in the BXPE U.S. Partnership Agreement, and to engage in such other activities as are permitted in the Feeder Partnership Agreement and are incidental or ancillary thereto, all upon the terms and conditions set forth in the Feeder Partnership Agreement.

Amendment to the Partnership Agreements

Except as required by law, the Partnership Agreements may be amended, modified or supplemented, and any provision may be waived, solely by the written consent of the General Partner (including an amendment effected pursuant to a merger, consolidation, conversion or similar transaction into a successor entity to the Fund); provided that any amendment, modification or supplement that is viewed by the General Partner in its discretion, as a whole together with all such amendments, modifications or supplements, as having a material adverse effect on the Limited Partners in the aggregate will require the approval of the Independent Directors and will not take effect until the Limited Partners have received notice of such amendment (including through an Exchange Act report) and, following receipt of such notice, at least two opportunities for redemptions of Units have taken place.

Actions Related to Merger, Conversion, Reorganization or Dissolution

The General Partner may in its sole discretion enter into any one or more transactions related to capital or conversion events, including a merger, conversion, consolidation or other reorganization of the Fund and take all actions necessary or desirable to affect any such transactions, as further described in the Partnership Agreements.

Exclusive Delaware Jurisdiction

Unless otherwise agreed by the General Partner in writing, any action or proceeding against the parties relating in any way to the Partnership Agreements shall be brought and enforced in the courts of the State of Delaware or, to the extent subject matter jurisdiction exists therefor, the United States District Court for the District of Delaware, and the parties irrevocably submit to the jurisdiction of all such courts in respect of any such action or proceeding. For the avoidance of doubt, unless the General Partner consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, any action or proceeding arising under the federal securities laws, including the rules and regulations promulgated thereunder, shall be brought and enforced in the United States District Court for the District of Delaware.

Waiver of Trial by Jury

The Partnership Agreements provide that unitholders waive and release their respective rights to a trial by jury in any action, suit or proceeding arising out of or related to the Partnership Agreements. Such waiver of a jury trial will not, however, serve as a waiver by any parties of any claim or cause of action arising out of or relating to the federal securities laws or the rules and regulations promulgated thereunder. In addition, unitholders cannot waive the Fund’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Fiduciary Duties

The members of the Boards of Directors (including the Independent Directors) shall owe a fiduciary duty to use their reasonable business judgment to act in the best interests of the Fund with respect to matters of the Fund that are within the Boards of Directors’ authority, as described in the Partnership Agreements, and/or are submitted to the Boards of Directors, as applicable.

Indemnification of Directors, Officers, the General Partner and Investment Manager; Advance of Expenses

As further explained in the Partnership Agreements and to the fullest extent permitted by law, we will indemnify and hold harmless any of the directors, officers of the Fund, the General Partner, Blackstone Private Investments Advisors L.L.C. (the “Investment Manager”), partnership representative and any of their respective affiliates and any person who serves at the specific request of the General Partner or the Investment Manager on behalf of the Fund or any other entity (each, a “BXPE Indemnified Party”) for any mistake in judgment or any action or omission required pursuant to the Partnership Agreements and/or the Investment Management Agreement (“Indemnified Losses”), to the extent that such Indemnified Losses are not attributable to such BXPE Indemnified Party’s intentional and material breach of the Partnership Agreements or the Investment Management Agreement, gross negligence, fraud, willful misconduct or bad faith.

The Fund’s indemnification obligations will be satisfied from the Fund’s assets. Upon prior written approval by the General Partner, the Fund will advance expenses that are reasonably incurred by a BXPE Indemnified Party in the defense or settlement of any claim that is subject to indemnification.